Exhibit 23.1




               CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of MedImmune, Inc. on Form S-3 (Registration No. 333-13373) of our report dated February 6, 1996 on our audits of the financial statements of MedImmune, Inc., as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is included in the MedImmune, Inc. 1995 Annual Report to Shareholders, and to our report dated February 6, 1996 on the financial statement schedule of MedImmune, Inc. which report is included in the MedImmune, Inc. 1995 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."



                              Coopers & Lybrand L. L. P.


Rockville, Maryland
November 1, 1996